Exhibit 99.1

Deborah Kendric
03/01/06
dkendric@statebankofli.com
(516) 495-5050

STATE BANCORP, INC.
Defers Decision on First Quarter Dividend

Jericho, N.Y., March 1, 2006 - At their February 28, 2006 meeting, the Board of Directors of State Bancorp, Inc., parent company of State Bank of Long Island, elected to defer consideration of a quarterly cash dividend declaration until some of the accounting, legal and regulatory issues associated with the recent adverse jury decision in the Island Mortgage Network, Inc. litigation are resolved.

State Bancorp, Inc. (Nasdaq: STBC), is the holding company for State Bank of Long Island, the largest independent commercial bank headquartered in Nassau County. In addition to its sixteen branch locations throughout Nassau, Suffolk and Queens Counties, the Bank owns Jericho, N.Y.-based Studebaker-Worthington Leasing Corp., a nationwide provider of business equipment leasing. The Bank also maintains a lending facility in Jericho and has two subsidiaries based in Wilmington, Delaware, which provide investment and balance sheet management services to the Bank.

State Bancorp, Inc. has a track record of measured, orderly growth, and has built a reputation for providing high-quality personal service to meet the needs of commercial, small business, municipal and consumer markets throughout the tri-county area. The Company maintains a World Wide Web site at www.statebankofli.com with corporate, investor and branch banking information.

This release contains forward-looking statements within the meaning of and pursuant to the safe harbor provisions of the Private Securities Litigation reform Act of 1995. The words “expects,” “believes,” “anticipates” and other similar expressions are intended to identify forward-looking statements. A forward-looking statement encompasses any estimate, prediction, opinion or statement of belief. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The results may ultimately vary from the forward-looking statements made in this release. The Company undertakes no obligation to publish revised events or circumstances after the date hereof.